EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
Sherwin-Williams Completes the Acquisition of Becker Acroma Industrial Wood Coatings
Leading Global Industrial Wood Coatings Innovator Joins S-W’s Growing
Global Finishes Group
CLEVELAND, OHIO, September 1, 2010 — The Sherwin-Williams Company (NYSE:SHW) announced it has closed a definitive agreement to acquire Becker Industrial Products AB, a subsidiary of AB Wilh. Becker based in Sweden, which engages in the industrial wood coatings business.
Headquartered in Stockholm, Sweden, Becker Acroma is one of the largest manufacturers of industrial wood coatings globally and a technology leader in water, UV, and other wood coatings. Becker Acroma wood coatings serve the joinery, kitchen cabinet, furniture, and flooring markets directly and through distributors. The Company has an outstanding reputation for innovative technology and quality products.
Becker Acroma has more than 900 employees and currently operates 9 manufacturing facilities, 19 mixing sites and 13 technical centers around the world. (Sweden, Italy, Germany, France, UK, Ireland, Belgium, Norway, Finland, Denmark, Czech Republic, Poland, Romania, Russia, Lithuania, Belarus, China, Vietnam, Thailand, Canada, U.S.) Sales in 2009 were approximately SEK 2.125 billion (US$300 million).
Christopher M. Connor, Chairman and CEO of The Sherwin-Williams Company, said “We are pleased to bring Becker Acroma, a well-respected company, and their employees into the Sherwin-Williams family. This is another positive step in our strategy of steady growth and expansion through quality products and people who provide excellent customer service. This acquisition reaffirms our commitment to growing globally through organic expansion, accelerated by appropriate acquisitions.”
Jenny Lindén Urnes, owner and chairman of AB Wilh. Becker, commented, “Becker Acroma and its committed employees around the world have been a very much appreciated part of Beckers, and I wish them the best of luck in the future. We know Sherwin-Williams well, and I am confident that joining the Sherwin-Williams family will be good for Becker Acroma’s employees, customers, and other stakeholders.”
George E. Heath, President of Sherwin-Williams Global Finishes Group, stated, “The acquisition of Becker Acroma is another important step in our efforts to strengthen our growing global platform to better serve our customers around the world with outstanding assets, technology, and people.”
Sherwin-Williams acquired Becker Acroma for SEK 1.7 billion (US$227 million). It will be part of the Company’s growing Global Finishes Group following the acquisitions of Sayerlack (2010), Inchem (2008) and Becker Powder Coatings U.S. (2008)

Kaj Brandt, CEO of Becker Acroma Industrial Wood Coatings said, “We are excited to join the Sherwin-Williams family and to contribute to the company’s success across the globe. We have respected Sherwin-Williams for years, and are delighted to now be a partner.”
Sherwin-Williams Global Finishes Group
The Sherwin-Williams Global Finishes Group is a leading supplier of advanced technology liquid and powder product finishes for the world OEM market through 15 manufacturing and 79 facility locations across the U.S., Canada, Mexico, Europe and China. For more information, visit www.sherwin.com/oem.
The Sherwin-Williams Company
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers.
The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®,Thompson’s® WaterSeal® and many more.
With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of 3,354 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors.
The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 70 countries around the world. For more information, visit www.sherwin.com.
The Sherwin-Williams Company: M&A

9.1.10	Becker Acroma	Sweden	Industrial Coatings

3.31.10	Sayerlack	Italy	Industrial Coatings

2.2.09	Altax	Poland	Protective Coatings

12.12.08	Euronavy	Portugal	Protective Coatings

7.31.08	Inchem Holdings	Singapore	Industrial Coatings

2.18.08	Becker Powder Coatings US	Columbus	Industrial Coatings

12.29.07	Flex	Mexico	Automotive Coatings

9.27.07	Columbia	Spokane	41 Paint Stores

9.21.07	VHT Paint Line	Scottsdale	Aerosol Coatings

8.3.07	NAPKO	Mexico	Protective Coatings

6.28.07	Pinturas Industriales	Uruguay	Architectural Coatings

6.1.07	M.A. Bruder	Philadelphia	132 Paint Stores

4.4.07	NITCO	India	Architectural Coatings
Contacts:
Bob Wells
Senior Vice President, Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director, Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

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